Exhibit 99.1

FINAL TRANSCRIPT

CCBN StreetEvents

CCBN StreetEvents Conference Call Transcript

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Event Date/Time: Oct. 23. 2003 / 2:00PM PT

Event Duration: N/A

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COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

CORPORATE PARTICIPANTS

David Kiser

Columbia Sportswear Company—IR Manager

Gertrude Boyle

Columbia Sportswear Company—Chairwoman of the Board

Timothy Boyle

Columbia Sportswear Company—President, CEO and Director

Bryan Timm

Columbia Sportswear Company—CFO

Patrick Anderson

Columbia Sportswear Company—COO and VP

Carl Davis

Columbia Sportswear Company—VP, General Counsel and Secretary

CONFERENCE CALL PARTICIPANTS

Robert Drbul

Lehman Brothers—Analyst

Jeffrey Edelman

UBS Paine Webber—Analyst

Virginia Genereux

Merrill Lynch—Analyst

Noelle Grainger

J. P. Morgan—Analyst

Jamelah Leddy

McAdams Wright Ragen—Analyst

Sam Poser

Analyst

David Campbell

Davenport and Company—Analyst

John Shanley

Wells Fargo Securities—Analyst

Jennifer Black

Jennifer Black and Associates—Analyst

Michael Turner

JLF Asset Management—Analyst

Carolyn Jones

Goldman Sachs—Analyst

Michael Gamson

Cobalt Capital—Analyst

PRESENTATION

Operator

Good afternoon. My name is Jeff and I will be your conference facilitator. At this time I would like to welcome everyone to the Columbia Sportswear’s Third Quarter Earnings Release Conference Call. I would now like to turn the conference over to David Kiser, Investor Relations Manager of Columbia Sportswear.

David Kiser—Columbia Sportswear Company—IR Manager

Thank you Jeff. Good afternoon and welcome to Columbia Sportswear’s third quarter 2003 conference call. With me are Gert Boyle, Columbia’s Chairwoman, Tim Boyle, Columbia’s President and CEO, Bryan Timm, Columbia’s CFO, Pat Anderson, our COO, and Carl Davis, Columbia’s General Counsel.

Continuing our standard practice we will review the results of the third quarter, provide some guidance on future periods, and field any questions that you might have. You should have received an e-mail of the earnings release by now. In case you have not, then please phone Carolyn Greenwood here at Columbia at 503-985-4310 and one will be e-mailed to you.

In light of regulation FD, we encourage you to ask as many questions during the live call as you feel are necessary to understand the Company’s business. However, we would ask that you limit your initial follow-up to one additional question to allow all parties the opportunity to ask questions. We invite you to re-enter the queue if you have additional follow-up questions.

Before we begin, Columbia’s Chairwoman Gert Boyle has a comment to make.

Gertrude Boyle—Columbia Sportswear Company—Chairwoman of the Board

Good afternoon. This conference call will contain forward-looking statements regarding Columbia’s business opportunities and anticipated results of operations. Please bear in mind that forward-looking information is subject to many risks and uncertainties and actual results may differ materially from what is projected. Many of these risks and uncertainties are described in Columbia’s quarterly report on Form 10-Q for the period ending June 30th, 2003.

Forward-looking statements in this conference call are based on our current expectations and beliefs, and we do not undertake any duty to update any of the forward-looking statements after the date of this conference call to confirm the forward-looking statements or actual results or the change in our expectations.

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

David Kiser—Columbia Sportswear Company—IR Manager

Thank you, Gert. At this point, I will hand the call over to Tim Boyle who will provide an overview of significant events that occurred during the Company’s third quarter of 2003. Tim?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Thanks, David. Welcome everyone and thank you for joining us. As you can imagine we’re thrilled with our third quarter financial results. Let’s begin with some highlights from the press release. Q3 2003 sales for the Company grew by a strong 12.6% year-over-year to $373.4m, a third quarter record. Excluding changes in currency exchange rates, consolidated sales increased by 9.3%. Net income for the third quarter was a record $63.6m, an 11.8% year-over-year increase.

Diluted earnings per share for the third quarter came in at $1.56 compared to a $1.42 for the third quarter of 2002. Again, we’re thrilled with our exceptional third quarter financial results. These results were driven by solid sales growth in our sportswear product category, the continued development of our footwear product category, and the sustained sales momentum of all our product categories in major international markets.

Spring backlog—Please note that we only disclose consolidated global future order backlog. We do not provide specific backlog results by product category, brand, or geography but may give general comments regarding categories. Our disclosure of Mountain Hardwear contribution to consolidated backlog growth is for comparative purposes only and Mountain Hardwear backlog results will not be disclosed in future periods when comparative consolidated results are available.

Today we reported outstanding global spring backlog results. Spring product backlog at September 30, 2003 was 292.5m an increase of 26.7% over last year. Excluding changes in currency exchange rates, spring backlog is up a strong 20.2%. Mountain Hardwear contributed $11.4m in spring orders.

Consolidated backlog which includes fall 2003 global orders increased 19.1% to 503m. By geography spring orders were solidly up in all major domestic and international markets. We are particularly encouraged with the pace at which our U.S. orders increased. Excluding changes in currency exchange rates, U.S. orders grew faster than the overall corporate average on a significantly larger revenue base. We believe this underscores the value of our products and improving strength in the U.S apparel market overall. Sportswear and footwear product categories continued to lead backlog growth in United States.

In sportswear, spring orders for our niche brands PFG and GRT were strong, and in footwear orders for sandals were also healthy. In Europe, spring bookings were up in all major European markets with strong growth in the U.K. and France. Spring bookings in footwear lead backlog growth in Europe. By product category, worldwide spring orders for footwear and sportswear products continued to outpace the overall corporate average.

Again, we are very pleased with spring backlog growth that we reported today. Please note that there are a number of factors that could cause our future sales to differ from reported future order backlog including order cancellations, re-orders and fluctuations in foreign currency rates.

I would also like to remind you that Columbia is a seasonal business with a majority of our orders shipped and revenue recognized in the third and fourth quarters of each year. Revenue from the spring backlog that we reported today will begin to be recognized when these orders are shipped beginning late in the fourth quarter of this year and continuing through the third quarter of next year.

I would caution you to note that the growth in our spring season may not be indicative of revenue growth for the back half of next year.

Beginning today, we will hold our U.S. fall 2004 sales meeting and we’ll begin taking orders for the fall 2004 season on November the 1st. Fall backlog as of March 31st will be reported six months from now on our first quarter 2004 financial results conference call.

Mid-Western U.S. distribution center for footwear—Earlier this quarter we announced plans to construct a distribution center focused on the footwear category to be located in Henderson County, Kentucky. We have broken ground and are moving forward on a construction facility. The facility will improve our proximity to major footwear customers. The Kentucky location should facilitate shorter shipping times and should also reduce shipping costs for the majority of our customers. We expect the facility will be approximately 450,000 square feet and cost an estimated $40m and begin shipping products in 2005.

Historically, footwear has been a cold weather business for Columbia. However, we have made significant strides in migrating from mostly a winter footwear supplier to a more year round source for our customers. Sandals, light hikers, trail running, and Lifestyle Casual footwear are examples of product categories that are making Columbia a year round foot wear resource.

While this distribution center will be built with a specific focus on footwear, we plan to engineer the facility to be flexible enough to handle more than just the footwear category. It will be designed and constructed to support other product lines for our brand.

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COLM—Q3 2003 Columbia Sportswear Earning Conference Call

Licensing—During the third quarter we signed a licensing agreement with North Pole to design, manufacture and market camping tents, sleeping bags and screened gazebos under the Columbia brand in North America and Japan with products available beginning in spring 2004. We selected North Pole, the world’s largest camping tent and sleeping bag maker to address this important market opportunity after a careful and thorough selection process. We’re confident in their ability to deliver quality products to the high standards of the Columbia brand.

Promotional activities—During the quarterly, we entered into a promotional arrangement with Jeep for the introduction of new limited production, Columbia edition Jeep Grand Cherokee, Liberty and Wrangler vehicles. We believe this agreement will provide significant brand exposure for Columbia through a national media campaign supporting the new Columbia edition vehicles.

Additionally, we are stepping up installation of in-store concept shops and brand enhancement systems at our retail customers globally, led by a significant increase in the United States. These concept shops and point of purchase displays enhance channel productivity and brand awareness, driving sales of our products at higher margins at retail.

Mountain Hardwear—Mountain Hardwear sales were $13m during the quarter as the subsidiary continues to develop and expand existing relationships within this specialty retailer base. Retail sales of Mountain Hardwear’s Windstopper fleece, soft shells, and insulated outerwear have been strong this season.

During the third quarter, several strategic hires were made in sales, merchandizing and design at Mountain Hardwear as they continue to expand sales of their technically oriented product offerings. A key component of Mountain Hardwear’s marketing program is the expansion of in-store concept shops to enhance channel productivity, as they leverage Columbia’s expertise in their concept shop programs.

Several concept shops are being installed this fall with a substantial increased planned for the future. These concept shops should enhance retail sales at higher margins and in turn benefit future order growth for Mountain Hardwear.

Our plans are to keep Mountain Hardwear keenly focused on designing and marketing their innovative, technical high end products to the specialty dealer channel. Many of the well-known high-end competitors are concentrating on price points styles that are less technical. We believe their competitive strength will give Mountain Hardwear an opportunity to expand their business in the specialty dealer channel.

Sorel—Sorel sales were $14.4m in the third quarter, a 22% increase over last year. We continue to be pleased with the strength of the Sorel division and their strategic direction. Since the acquisition of the brand in 2000, we have made significant investments in the operations of the Sorel division. Today, Sorel has separate management, designers, merchandisers, and U.S. sales teams to exploit opportunities in footwear and apparel. During the third quarter, we completed the hiring and training of independent U.S. sales agents to more fully focus Sorel sales efforts.

In fall ‘04, Sorel will launch a new work safety footwear line in the U.S., expand Sorel’s apparel line with new men’s apparel products as well as extend the brand with a new sock licensing agreement.

At this point, I like to hand the call over to Bryan Timm our CFO, who will review third quarter financial results and will discuss the financial guidance we reported today. Bryan?

Bryan Timm—Columbia Sportswear Company—CFO

Thank you Tim. Good afternoon everyone. I will begin with a brief review of the third quarter income statement, and as is customary I will compare current quarter line items with prior year periods to facilitate an accurate comparison. Net sales for the third quarter were $373.4m, an increase of 12.6% over the $331.5m of net sales for the same period last year.

Growth in consolidated net sales was driven by strong gains in our sportswear and footwear product categories. Excluding changes in the currency exchange rates, consolidated net sales increased 9.3% in the third quarter. Included in consolidated net sales is approximately $13m for Mountain Hardwear.

Our consolidated gross margins for the third quarter of 2003, contracted by 61 basis points to 47.9%, when compared to 48.5% during the third quarter of 2002. This contraction was expected and incorporated into our last guidance due to the higher mix of sportswear and footwear sales, which have lower gross margins than outerwear, and to a lesser degree the negative impact of marking the Mountain Hardwear inventory to market value in purchase accounting.

For the third quarter, the Company’s SG&A increased 12.1% or $8.4m on an absolute basis to $78.1m or 20.9 % of sales for the third quarter of 2003 versus $69.6m or 21% of sales for the comparable period in 2002. This improvement as a percentage of sales is primarily due to the operating expense leverage gained through sales growth and prudent cost control.

Depreciation and amortization totaled $5.8m for the third quarter of 2003 compared to $4.5m in the same period of the prior year. As previously discussed, the increase was primarily due to the European distribution center, which was placed in service January 1st of this year.

We continue to maintain a strong cash position at $85.9m compared to $38.4m at the same time last year. Net interest

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COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

expense for the third quarter was $148,000 versus a $129,000 last year. We applied a full year income tax rate of 37%, which is a decrease from the prior year and prior quarter tax rate of 37.5%, the decrease is a result of several items, the most significant of which was the utilization of foreign tax credits.

The Company reported income of $63.6m for the third quarter of 2003 versus net income of $56.9m for the third quarter of 2002. Earnings per share for the third quarter of 2003 was $1.56 versus earning of $1.42 per share for the third quarter of 2002 based on diluted share count of 40.8m and 40.2m respectively.

I’ll quickly touch on key items in the balance sheet and again I will be comparing September 30, 2003 balances to September 30, 2002 balances. The balance sheet remains very strong with cash and cash equivalents totaling $85.9m versus $38.4m at the same time last year. Consolidated accounts receivable at September 30, 2003 was $321.2m compared to $268.4m a year ago.

The accounts receivable balance excluding Mountain Hardwear receivables of $12m was up 15.2% in line with third quarter sales growth and taking into account a significant volume of shipments made late in the quarter. Consolidated inventories were $166.1m compared to a $133.6m a year ago. Excluding Mountain Hardwear inventories of $8.5m, inventories increased 18% primarily driven by our accelerated fall sales growth and to a lesser degree the increase of spring goods for future orders.

We now expect our CAPEX to be $15m in 2003 consisting approximately $10m in maintenance CAPEX and $5m in IT and distribution projects, including expenditures related to Mid-Western footwear distribution center. This differs from our last guidance as we continue to manage capital spending closely. We are now modeling approximately $23m in depreciation and amortization this year.

That covers the financials for the third quarter of 2003. I will reiterate that from a balance sheet perspective we remain very pleased with the way third quarter was managed. Inventories and receivables remain in good shape and the balance sheet is very strong.

Now let’s turn our attention to financial guidance. Given the results we have reported today, we are in position to update everyone on our guidance for the balance of the year and the first quarter of 2004. Please keep in mind that this information is forward-looking in nature and is therefore subject to certain risk factors, many of which are described in our10-Q for the period ended June 30, 2003, and which were expressed by Gert in her opening comments.

Based on our current outlook, we are raising fourth quarter and full year 2003 guidance. We currently anticipate Q4 2003 consolidated revenue growth to be 14-16% when compared to the same period last year and are anticipating Q4 gross margin contraction of approximately 125 basis points placing us between 45.8 and 46% of estimated sales.

As we have discussed previously, this contraction is the result of a sales product mix shift to footwear and sportswear which currently have lower margins than outerwear, a higher mix of international distributor sales at lesser margins, and to a lesser degree the continued negative impact of marking the Mountain Hardware inventory to market value in purchase accounting.

Our current SG&A target for Q4 2003 as a percentage of estimated sales is 26.5-26.7% an increase of approximately 70 basis points as compared to Q4 2002 as we have made incremental investments in promotional activities and personnel to support our sales growth. At present, we are modeling the company’s quarterly and full year effective tax rates at 37%, and we are using 41m shares for purposes of Q4 EPS calculations. This analysis implies an increase of Q4 net income in a range of 4-6% when compared to the fourth quarter of 2002.

As we stated in today’s press release, based on the current outlook for the fourth quarter, we believe full year 2003 revenue growth of 15-16% and net income growth of 15-16% is achievable when compared to the full year 2002.

Turning our attention to the first quarter of 2004 and based in part on the reported spring backlog and also taking into account less foreign currency translation benefits in the future, we currently anticipate Q1 2004 consolidated revenue growth to be 19-21% when compared to the same period last year and are anticipating Q1 gross margin contraction of approximately 100 basis points placing us between 44.3-44.5% of estimated sales.

Please remember that for comparison purposes, gross margins in the first quarter of 2003 benefited significantly from high margin sales of closeout outerwear products due to the extremely cold weather conditions in the North East U.S. earlier this year.

Our current SG&A target as a percentage of sales for Q1 2004 is 31.4-31.6%. The company’s 2004 effective tax rate is modeled to be 36.5% and we are using 41m shares for purposes of Q1 EPS calculations. This analysis implies an increase in Q1 2004 net income in the range of 10-14% when compared to the first quarter of 2003.

To reiterate Tim’s earlier comments, our spring season accounts for a relatively small percentage of our overall business. The bulk of our revenues and profits traditionally come in the second half of the year and further out it is difficult for us to gauge revenue and profitability levels until we gain more visibility into the fall 2004 season. We report fall bookings as of March 31 in our first quarter 2004 financial results press release.

Again, please understand that this information is forward-looking in nature and is therefore subject to the risk factors as previously

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

mentioned. Please consult the company’s quarterly report on Form 10-Q for the period ended June 30 2003.

I’ll now hand the call back to Tim to review both geographically and categorically our business environment. Tim?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Thanks, Bryan. I’ll begin with the review of third quarter 2003 consolidated categorical sales results with comparisons to the third quarter of 2002.

Outerwear, $220.9m versus $214m last year, an increase of 3.2%. We are seeing healthy growth in major international markets in the outwear category, with significant contribution from Europe, Canada, and international distributors which offset a slight decline in the U.S. outerwear sales in the third quarter.

Sportswear, $86m versus $62.9m, an increase of 36.7%. Sportswear growth was robust in all of our key markets led by strong growth in the U.S. Europe, and Canada.

Footwear, $46.2m versus $37.9m an increase of 21.9%. Footwear sales were up in all major geographic markets with particular sales strength in Europe and international distributors.

Footwear and sportswear continued to be our fastest growing product categories this year. Year-to-date footwear and sportswear sales were up a strong 37.4 and 23.6% respectively.

Accessories, $18.9m versus $16.7m, a 13.2% increase. Domestic accessory sales were strong in the third quarter.

Equipment, Equipment sales through Mountain Hardwear were $1.4m in the third quarter.

Geographical sales, let me give you some information and basic background and additional commentary here in the U.S. and international.

USA, sales of $249.8m versus $234.2m, an increase of 6.7%. U.S. sportswear sales were outstanding in the third quarter. Broadly distributed value oriented fleece products in men’s and women’s are doing extremely well right now. The ROC pant in men’s and women’s also continues to do remarkably well. On a relative basis, customers across all distribution and U.S. geographic points are telling us that bottoms business for both men and women is driving our sportswear growth. In Outerwear, men’s and women’s value oriented attached insulation styles were strong in the third quarter.

Canada, sales of $49.4m versus $41.5m, an increase of 19% or 5.7 % excluding changes in currency exchange rates. Sell through at retail during the early fall period in Canada has been steady with positive feedback in men’s and — excuse me in women’s and youth outerwear and strong footwear sales in Columbia hikers and Sorel safety footwear. Growth in Canada continues to come through several key retailers in the region.

In general the current retail climate in the region remains steady for sporting goods retailers and strong and growing customers in the region bode well for future growth in Canada.

Europe, sales of $45.7m versus $32.9m for the same period last year an increase of 38.9% or 21.8% excluding changes in currency exchange rates. Fall 03 sales were excellent in the third quarter and although hampered somewhat by milder temperatures across the continent, retail sell through in Europe generally has been positive. Our European growth continues to be robust despite challenging economic conditions in many key markets. I believe that we continue to be well positioned in the European market when compared to our competition.

Other international, sales of $28.5m versus $22.9m for the same period last year an increase of 24.5% or 24.3% excluding changes in currency exchange rates. International distributors which comprise the largest component of other international recorded sales of $16.3m compared to $11.4m in the third quarter of last year a 43% increase. The vast majority of all sales to international distributors are denominated in U.S. dollars.

We saw a strong growth in key international distributor markets during the third quarter, with specific emphasis on our Russian distributor who is doing a solid job of promoting and distributing our products.

Japan, a component of other international recorded approximately flat year-over-year sales of $8.7m on an absolute and constant dollar basis. While we remain optimistic about the prospects for growth in the Japanese market over the long term, the near term business climate is difficult and as such we continue to maintain a cautious stance for the time being.

Overall, we are pleased with our third quarter sales results and the progress we are making in growing our business across geography and product categories.

In closing, going forward, our business strategy remains steady and we will continue to focus our attention on growing the business through our four and a half key growth strategies. To reiterate, first we will continue to enhance the channel productivity of our existing customers through effective point of purchase marketing activities, second we will continue to leverage our brand internationally and focus on building the business in Europe, third we will continue to develop the merchandise categories of sportswear and footwear more completely and fourth we will continue to selectively add distribution as we seek to grow our department store and specialty footwear businesses.

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COLMS—Q3 2003 Columbia Sportswear Earnings Conference Call

Last, but not least, we will continue to seek out attractive licensing opportunities as we leverage the strength of our brands.

That concludes our report. Thank you very much listening. We’ll be happy to field any questions. Operator, could you please facilitate that?

QUESTION AND ANSWER

Operator

Your first question comes from Bob Drbul of Lehman Brothers.

Robert Drbul—Lehman Brothers—Analyst

Good afternoon. I guess the thing I was wondering with the 26% spring backlog Tim, you know sort of looking forward, can you give us an idea was there any change in your distribution department store door count and then sort of can you give us an update around the distribution in terms of may be the top five customers where you expect to end and if the Gart Sports Authority merger has impacted you at all?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Certainly. While there was no major change in our distribution, no major new customer that we feel impacted our backlog number at this time, we would expect that over time the top five customers for the company for the spring season, which is when we have the most visibility, will likely be the same for the spring 2004. As it relates to the new TSA operation we’ve had some improvement there in our business, primarily in the TSA stores. -I

In addition to installing some significant featuring installations, we’ve also had a more broad selection of products available in their stores for 2004. So, in general just a continued expansion of the Company’s strategy, you know, obviously with the improvement there of a more important Sports Authority customer.

Robert Drbul - Lehman Brothers—Analyst

And, then just a quick follow up, I know it’s a small piece of the business Tim, but in terms of you know any outerwear product for spring is there any thing that you have made any progress on around there?

Timothy Boyle - Columbia Sportswear Company—President, CEO and Director

Well spring outerwear is almost a bit of an oxymoron in that the bulk of our business is in rainwear and we continue to improve our rainwear product offering but at the same time we are seeing a deflation in that business as a result of cost reduction and other factors. So we’ve improved the rainwear offering, but its an insignificant business today as you relate to the size, but we think we’re making great progress there and it looks like based on our

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COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

early review of our fall business for next year that the progress will continue.

Robert Drbul—Lehman Brothers—Analyst

Great thank you.

Operator

Your next question comes from Jeff Edelman of UBS.

Jeffrey Edelman—UBS Paine Webber—Analyst

Thank you and nice quarter guys. One question on the gross margin, Tim or Bryan. It seems to me you got the same factors impacting gross margin in Q4 as you did Q3 except you’re expecting it to be a little more intense. I guess one can just say this is being conservative?

Bryan Timm—Columbia Sportswear Company—CFO

Let me maybe first frame kind of where margin came out this quarter. I think as we’ve talked the last couple of conference calls around the product as well as the geographic mix issue, that’s putting I would call it, close to a probably a 100 basis points worth of pressure on our margin as it related to this fall.

The other thing coupled in there would be the Mountain Hardwear mark to market and although that is diminishing as we continue through this year, but it’s still a factor included in there and I would place it probably going down to the around the 10 basis point range. Then to offset that, certainly currency has been a small piece of the upside and I would equate that to close to 50 basis points for this quarter, net into the 60 basis points reduction that we had in Q3.

As I look forward into Q4, and we try to analyze and project margins, I think we have to be mind full of projected close outs, margins, normalized weather, the effects of currency rate fluctuations, all of which are difficult components in which to forecast. So, I think, again with respect to geographic as well as product mix, shift of mix, that’s making it a little more difficult and putting a little bit more pressure on Q4.

Jeffrey Edelman—UBS Paine Webber—Analyst

Okay. and then secondly, with the strong growth you have seen in Europe, obviously you are probably getting to the point where you really cover those basic costs pretty well, that should soon be generating a profitability closer to that of domestic, am I correct?

Bryan Timm—Columbia Sportswear Company—CFO

I would agree in terms of the upward tick. I don’t know if I characterize it is close to what we enjoy, you know, here domestically. But certainly if you are referring more on the operating margin line, I think, they have been able to absorb the additional D&A from the Cambrai facility and I would—I think, I have mentioned in the past that I placed them in the low double-digit operating margin and as I look out to next year and certainly I don’t have fall visibility, but it relates to the spring backlog, I am encouraged about their rate of growth and we should see at least some steps in the right direction with respect to their operating income. And I don’t know if I would say to range of us but certainly to that potential mid-teens area for Europe.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Just to add on to that Jeff, here in the U.S. we have announced we are building this footwear distribution center which will be primarily footwear but also other product capacities, and that’s because we need the capacity here in our distribution center. So, we are much more fully utilizing our Rivergate distribution center than we are Cambrai facility at this time.

Jeffrey Edelman—UBS Paine Webber—Analyst

Okay. Great. Thank you.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

You bet.

Operator

Your next question comes from Virginia Genereux of Merrill Lynch.

Virginia Genereux—Merrill Lynch—Analyst

A few if I may, first it looks like was there any—it looks like your revenues, your Q4 revenue outlook is a little stronger than I think you were implying on your last call. Is it Q4, I think you said would be up 14-16 this year. And then you also mentioned maybe some late shipments in the quarter, so anything driving a little stronger revenue growth in the fourth quarter, one?

And then two Bryan, if I may you also guided—it sounds like SG&A is going to be a little bit higher than we were thinking in Q4 and then it sort of was this quarter, are you having to maybe spend a little more. You mentioned sort of in-connection with these

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

initiatives, but if you can comment on that in relation to your sort of ability to continue driving this SG&A leverage?

Bryan Timm—Columbia Sportswear Company—CFO

Sure, let me point to a couple of things with respect to Q4 revenue guidance and I’m sure, Tim can add some color as well. First and foremost, currencies moving in our direction has helped us boost the current guidance with respect to Q4 from our earlier—not that we had guidance, but it was kind of implied guidance, for the full year and I think it was 9 to 11 the last time.

The other thing, I would point to, is just certainly with visibility on spring now. We’ve incorporated that into our current Q4 guidance, of which typically we do have an element of the Spring ‘04 product that ships in December of this year. So we do have a slight increase that we’ve modeled into our forecast for the Q4 spring ‘04 shipping.

As relates to the second question with respect to SG&A in Q4, yeah, I have modeled in some pressure on the SG&A and it really relates to, as I mentioned in the script of the conference call, the promotional activities, and I would point to couple of different things advertising, point of purchase, other promotional activities really in support of the sales growth in the brand.

The other thing I mentioned would the additional personnel that have been hired to really support the company in its kind of growth mode right now. We’ve added certainly people on the Sorel side, Ed, Sean, Mike and their team have added designers and development folks. We have added people to help us integrate with the Mountain Hardwear acquisition and other personnel really did kind of energize this growth.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Yes and lastly Virginia’s—we just continued to see increasing demand from our customers for in-store presence and we want to make sure that we take advantage of those opportunities, one we can make a big impact on sales volumes, so we’ve probably been more liberal there in that area than we have been in the past.

Virginia Genereux—Merrill Lynch—Analyst

That’s great and then just a follow up if I may Tim could you comment on the yearly—you have a great insight here and you guys have done such a tremendous job in sourcing and what you see as you look out to spring ‘04 sort of regardless of mix shifts between sportswear and footwear and outerwear, but just sort of Far East sourcing environment, if you guys are going to able to continue to sort of drive leverage there?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well, I would say that for the foreseeable future and I guess that would probably extend into ‘04, that we have probably seen a bigger balance on the demand supply side, so we are not expecting from sort of a macro economics basis, that we are going to see a lot of gains there. Of course, in the back of everybody’s mind is the elimination of duties and there is lots of speculation as to what will happen there and that will be a big issue for all apparel Company’s and clearly all firms selling apparel products and quota related products for ‘05. So at least for the foreseeable future, we think that there is not much, not much to be gained due to over supply.

Virginia Genereux—Merrill Lynch—Analyst

Thank you.

Operator

Your next question comes from Noelle Grainger of J. P. Morgan.

Noelle Grainger—J. P. Morgan—Analyst

Hi. In terms of your spring order strength, do you get the sense you know embedded in that, are retailers, do you think in general getting more optimistic or also either in terms of when they are willing to place their order or how much they are open to buy, they are willing to give? I am trying to get a sense of whether you think the market overall is kind of picking up a little bit?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well I think just—again from a very high level that the retailer’s mood today is improved over last year at this time. Most of our customers have seen improved businesses and higher traffic counts and just in general feel better about the shape of the business and again as it relates to Columbia and spring, we’ve in many ways out performed our competitors, so we get a bigger piece of the open to buy. -

I would say its probably fair to say that if the open to buys are not expanding significantly with our customers, but we’re getting a bigger piece of the open to buy and it is that—we’ve tried to make sure that investors know that, as it relates to spring, we have a much reduced speculative inventory position. We’re sort of famous for talking about our low speculative positions in fall, but in spring its even more constrained. So, our retailers know they’ve got to buy pretty fully from us to fulfill what their demand is.

So, I think that’s our view of the landscape out there at this point.

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Noelle Grainger—J. P. Morgan—Analyst

Okay and on the margin, more kind of long term we assume that sportswear and footwear because of the maturity of the business relative to outerwear is going to continue to grow at a higher rate theoretically, you know that’s going to continue to put pressure on your margins, what beside from just your volume leverage over time, are there other initiatives or the things that you are thinking about that you think can improve the margins in those businesses over the next couple of years?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Right, well you know, as we’ve said frequently, sportswear is the easiest product category for our biggest competitor, our customers, to do on their own, so the opportunities to have high margins in that category is probably more reduced than for example, in the footwear business where as our volumes grow, we’ll have quicker mold amortization and I can see margins expanding in that product category as we continue to develop that business. Then, frankly as our European business continues to grow we’ll have an upward pressure on margins.

So, there are so many moving pieces when you talk about the product categories and the geography, that it is difficult for us to say longer than what we’ve currently guided to give you a future look at the long-term margin opportunities but certainly, the Company is building its expense base based on what we believe is the long-term opportunities for gross margin.

Noelle Grainger—J. P. Morgan—Analyst

Okay. Thanks a lot.

Operator

Your next question comes from Jamelah Leddy of McAdams Wright Ragen.

Jamelah Leddy—McAdams Wright Ragen—Analyst

Hello. I just have a couple of quick questions, first of all can you comment on any changes you might be seeing in your competitive landscape, I know, a lot of your competitors are your customers, but any changes either with them or with further higher level competitors and maybe market share comments if you have any?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Sure. Well again, our biggest competitors are our customers. I’d guess that — our customers would fall into two categories on as it’s relates to their spending on private label, those that are spending more and those that are spending less, and it changes every year, I mean, it’s sort of a wave, where customers will engage in a large private label effort and then at times they will reduce their private label exposure. -

Each one of these customers is at a different place and in this cycle, so, I would say in general, the bulk of our increases come at the expense of our competitors or our customers private label merchandise.

As it relates to the branded competitors, obviously it’s different by each product category that we sell. We’re sort of in a unique position as it relates to moderate sportswear business in that there are not a lot of branded folks in that area and again in moderate outerwear, or value outerwear there is not a lot of well known competitors there, although certainly the North Face is becoming one, Pacific Trail is a well known competitor and you know great companies like Timberland and Nike with their ACG brand have also talked in length about our space and their thoughts as it relates to that, but I guess in summary, we have not really seen much significant change from a branded competitor position globally.

Jamelah Leddy—McAdams Wright Ragen—Analyst

Okay, great. Thanks. And then secondly with respect to the United States growth it sounded to me like from your comments, Tim that the United States will be growing faster, going forward than some of the other geographies if you exclude currency is that —?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

No, I think what we wanted to talk about specifically was our backlog for spring ‘04 and that the U.S. backlog grew faster than the average.

Jamelah Leddy—McAdams Wright Ragen—Analyst

Okay.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

I’m sorry, I misspoke, that’s excluding currency, excuse me—yes grew faster than the average. Sometimes investors would consider that we have a mature business in the U.S. and I guess we just pointed out it’s generally big opportunities for us here.

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Jamelah Leddy—McAdams Wright Ragen—Analyst

Right, and in the last few quarters, domestic sales have increased towards the mid-single digits, do you think that there is opportunity to increase that?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Yes, I think that there is a significant opportunities in the U.S., not necessarily in every product category to the same extent. We think their lots of opportunity to be a much bigger company here in the U.S.

Jamelah Leddy—McAdams Wright Ragen—Analyst

Okay. Great, thanks a lot.

Operator

Your next question comes from Sam Poser of Mosaic Research.

Sam Poser Analyst

Good afternoon, a quick question back on the SG&A. Do you have a finite or a targeted amount of dollars that you are looking for next year to spend or are you looking at strictly as percentage of the sales?

Bryan Timm—Columbia Sportswear Company—CFO

Yeah, again we haven’t modeled everything for full year 2004. I try to give some relative guidance as it relates to Q4 looking out for the next 6 months and into Q1 of next year. I just think it again kind of maybe going back to, you know, I had a point brought up earlier, we will need to spend some of our dollars in the form of SG&A line item to continue to grow and a piece of that certainly is in support of the brand and piece of that is personnel and infrastructure necessary to really fund growth in each product category as well as each region. So, I don’t have any more specifics at this time.

Sam Poser Analyst

You did $14m in Sorel this quarter is that correct? Sort of 14.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

We double-checked and that sounds about it.

Sam Poser Analyst

14.4, I think it was what you said was—I mean how do you see that business growing the over the next few years because one time that was $90m business is that right?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

While we think there is significant opportunity, we think we can get close to their levels of sales with footwear, but then the opportunity for apparel as well, is very significant and we have seen great selling and retailers with our current apparel offering, and its been expanding, and so we would expect that business would grow probably more rapidly than the average of the other businesses.

Sam Poser Analyst

And when do you see that you know getting back to its high point prior to your acquisition.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well we don’t have any specific target on timing but I would expect that the business would grow and quicker than the average of the business so above the high teens level for the foreseeable future in getting ourselves quickly back to that number and beyond.

Sam Poser Analyst

Great thank you very much.

Operator

Your next question comes from David Campbell of Davenport.

David Campbell—Davenport and Company—Analyst

Good afternoon Tim.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Hi, David how are you doing?

David Campbell—Davenport and Company—Analyst

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Great. Congratulations on a great quarter.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Thank you.

David Campbell—Davenport and Company—Analyst

Are you seeing any shift in or any changes in the channels of distribution in the U.S., in the trends there, in particular looking out into the spring.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well, I would say nothing of high degree significance. However, with the growth in our sportswear business, it’s important to note that we are gaining some traction in the department store category, which has been a focus of the company for quite some time and really where our customers and our sales people could focus on the spring business, its primarily a sportswear business and we have been able to make some great gains there, primarily as a reward of great selling and with customers that we have been working with for at least sometime where they are now moving beyond the test phase and into a little bit larger more developed business. So we probably have a slightly higher percentage at the department stores than we have had in the past on spring. And then the footwear business continues to grow in addition to our traditional sporting goods operations also is growing in the footwear specialty stores as well.

David Campbell—Davenport and Company—Analyst

And you refer to the department stores is it not just Kohl’s, but also the traditional May and Federated type of departmental stores?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Right the bulk of our successes on our department stores have been at Kohl’s and at Penny’s and then also at some regional department stores, which includes folks like the Bon Ton, Gottschalks, Saks group and others.

David Campbell—Davenport and Company—Analyst

Okay, I know you’re working on developing more year around apparel offering, in sportswear how do think you’re doing in those efforts and what else are you focused on?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well we just, we continue to improve, you know, spring obviously—we were thrilled with the backlog numbers and just that it really proves that the business is growing rapidly there. In the fall which our guys in the U.S. are going to start telling here in a few days, we have a continued improving sportswear offering and we would expect that that business is going to grow in the fall as well, so when we look at the consumer, the people are buying sportswear in greater quantities in the fall, they’re just not buying it from us. So it’s an opportunity with the need to continue to expand the business and make it more sound and less weather dependant.

David Campbell—Davenport and Company—Analyst

Okay and then a question for Brian, why is the tax rate down next year?

Bryan Timm—Columbia Sportswear Company—CFO

In modeling next year and you know, we talked a little bit about the reduction in this quarter and kind of to the 37% range, I think one thing that we’ve commented upon potentially in the past is you just kind of blend all the different jurisdictions in which we do business, as we pick up pace in so many international jurisdictions where we are taxed at a lower rate that brings down our overall effective corporation tax rate. And that’s what you are seeing in looking out to next year.

David Campbell—Davenport and Company—Analyst

Great. Thanks.

Bryan Timm—Columbia Sportswear Company—CFO

You bet.

Operator

Your next question it comes from John Shanley of Wells Fargo.

John Shanley—Wells Fargo Securities—Analyst

Good afternoon.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Hi John.

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

John Shanley—Wells Fargo Securities—Analyst

Tim, I wonder if you could comment on the real drive factors for the strong European sales that you just posted in the third quarter, is it coming from the same markets or same retail channels that the Columbia brands have served in the third quarter of last year or there are new markets, or new buying service or something else that’s really helping to spike the business opportunities in that region?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Certainly, well the Columbia European business is probably less developed in the department store channel then we are in the U.S. We sell department stores in Europe, but we really categorized those in many ways as sporting goods operations. For example, our business at Karstadt is primarily in their sports stores where you can buy a pair of skis or mountain climbing equipment. So, they are really sporting goods distribution channels and our business in Europe continues to grow in those more sporting goods oriented operations.

We have continued focus on the department store opportunity in Europe and we think it will just continue to accelerate our growth there, but we are just as penetrated there as we are here. So, our growth in Europe in the third quarter and frankly even looking into next year with our backlog announcement, is really a function of discontinued penetration in the sporting goods operations in Europe and really all markets responded. Although, I think we pointed out that the U.K. and France was particularly good.

John Shanley—Wells Fargo Securities—Analyst

Okay and also Bryan, I wondered if you could help us a little bit with how to model in the CAPEX expenditure for the new Kentucky D.C., will most of that being incurred in fiscal ‘04 or will we see some in perhaps in the fourth quarter of the current fiscal year?

Bryan Timm—Columbia Sportswear Company—CFO

Yes, John, I would project out at this point in time that you could see up to approximately $5m left to spend in Q4 for this year on that facility and assuming a $40m project, I would anticipate $30m approximately next year potential and then maybe the remaining 5m in the first part of ‘05 and that would probably be might estimate at this point.

John Shanley—Wells Fargo Securities—Analyst

The depreciation will be starting when on that?

Bryan Timm—Columbia Sportswear Company—CFO

In 2005. Correct.

John Shanley—Wells Fargo Securities—Analyst

The depreciation on Kentucky will start in ‘05?

Bryan Timm—Columbia Sportswear Company—CFO

Correct.

John Shanley—Wells Fargo Securities—Analyst

Okay, and is there any additional CAPEX need for the expansion of your existing facility in the Portland area?

Bryan Timm—Columbia Sportswear Company—CFO

Nothing of a significant nature. It’s more what I classify as more maintenance CAPEX.

John Shanley—Wells Fargo Securities—Analyst

Okay, great. And then Tim, I wondered if you could give us a quick run down on the current promotional environment in your key domestic retail channels, is it about where it was at this time last year, or better than it was, or can you give us any read in terms of what that may do in terms of retail activity and open to buy dollar commitments for your major product categories?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Yeah, I guess, I would characterize it as mixed bag. We’ve had colder weather in Europe in the last year, we’ve had colder weather in New England than we had last year, but warmer or maybe at least as warm weather in the middle part of the United States. So, at this time, most of our customers are about where they were in prior years although just depending on the particular caliber of customer they may be one way or the other but I see very little change in terms of the view on the current season, but in sort of gauging their temperament, I think retailers are generally more upbeat now than they have been in the past.

John Shanley—Wells Fargo Securities—Analyst

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Are the domestic retailers placing or trying to place orders closer to need or do you think that they are basically doing what they’ve always done in the past?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well Columbia is primarily a future driven business. The bulk of our orders are written months ago for our most important product categories. So, for us it has more limited impact than a competitor that may rely on at once orders, but there is a trend I think in general, retailers would love just to be closer, but when they are buying from Columbia unfortunately just based on our model have to commit a bit earlier.

John Shanley—Wells Fargo Securities—Analyst

Great. Okay, thanks a lot, I appreciate it.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Thanks John.

Operator

Your next question Jennifer Black of Jennifer Black and Associates.

Jennifer Black—Jennifer Black and Associates—Analyst

Good afternoon Congratulation on another stellar quarter. I was just curious to know if you guys break down your sales when you are looking at your model by Titanium, Vertex and outdoor. Do you do that?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

We spend way more time on the individual items and their importance relatively than this sort of product groupings, at least at this time. It’s a continued focus to keep our product segmented so in the future we may spent some more time on that, but primarily a focus on individual items as they relate to the total.

Jennifer Black—Jennifer Black and Associates—Analyst

Okay. Another question, I was curious to know in — for example southern — you kind of eluded a little bit to the weather but in Southern California where it’s in the 90’s do you see a direct co-relation to weather in each area of the country versus your sell throughs?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Yes. We absolutely, especially as it relates to the winter, the winter product, and the outerwear and winter footwear. So we are expecting, that you know, that sort of average weather will produce fairly good results for the company.

Jennifer Black—Jennifer Black and Associates—Analyst

Okay, so but also as sportswear becomes larger and footwear becomes larger your dependency on weather starts to lessen and then did you speak to the weather and how it’s been internationally?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well we just said you know quickly in the last few minutes that it looks like Europe is a little cooler than may it had been last year at this time, New England is turning out great and in the mid-west had a nice cold snap in the very early part of October but it’s a little too warm there right now.

Jennifer Black—Jennifer Black and Associates—Analyst

Okay, and then lastly would you say that you’re higher end — the reason I asked the first question was I was curious to know if you saw more sales in the higher end as far as sell throughs versus in the lower end for example in Titanium, I know that’s a much smaller but do you know what I am asking kind of —

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Yeah exactly, it seems like consumers are much more, are responding much more to the item and they’re more willing to buy a slightly more expensive item than to just buy at the opening price point product. So it’s interesting how that applies to Columbia because we have multiple distribution channels in a very high-end store, where we might be selling Titanium, but if we talk about our department store operation maybe our Falmouth jacket which is one of our less technical products is selling pretty well. So it does seem the consumers are really moving up a little bit.

Jennifer Black—Jennifer Black and Associates—Analyst

That’s very helpful. Thank you very much.

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Operator

Your next question comes from Jeff Feinberg of JLF Asset Management.

Michael Turner—JLF Asset Management—Analyst

Hi it’s actually Michael Turner for Jeff. Hi, you’ve discussed your profits growing slower than your revenues. You’ve said the same thing in the past. In July, you said you expected revenues to grow 9-11% and profits to grow 4-6%. They ended up growing about the same. Now was it fair for us to think that you’re being conservative?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

No, well the Company’s focus and one of our strategies and key goals for the company is to have earnings per share grow faster than sales. So leverage is a key focus for us. At our current operating margins, we think we have a creditability problem if we told investors to expect significant leverage over time. That having been said, the company is strictly focused on expense control and to the extent that we can manage variable expenses lower and have lower capital costs, we want to make sure that we do that. Now it’s not without significant effort. You try to guide investors to our best view of the business in the future and then work towards hitting our other goals as the business progresses.

Bryan Timm—Columbia Sportswear Company—CFO

Yeah. We were factoring in and certainly mentioned that we did project some gross margin contraction albeit wasn’t the 100 basis point reduction that was referred to back then. It was a 60 basis points reduction with a little bit help from currency. On the SG&A line, again, we did get a little bit more top line than was originally projected. So that certainly helps on that and as also we pointed out, we did get some tax benefit as it relates to the Q3.

So, I think, all those factors certainly give rise to — although we did not leverage in Q3 doing much better than originally projected. I think, looking at the operating line probably even more spells that out.

Michael Turner—JLF Asset Management—Analyst

Okay. Great. Thank you very much.

Operator

Your next question comes from Noelle Grainger of J.P. Morgan.

Noelle Grainger—J. P. Morgan—Analyst

Hi again. When you talked about bottoms as being the category that your customers had called out. I am curious if they gave you, you know, any insight into whether that, you know, trend they are seeing across the board, what they think striving that or if you have any opinions? And, I am curious what your mix is within sportswear these. You know, bottoms to tops and has that shifted at all as if late or in the next spring?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Yeah. Well. You know, I think when we point out the bottoms, it’s the fact that we finally have a really in, you know, fall product, we have this ROC pant which is working so well and is finally getting to the point where we are getting some significant acceptance with retailers who sell a lot of bottoms. And that’s number one, number two; we finally have a product that can compete well with the real sort of gold standard in the industry, which is the Dockers chino.

That having been said, we’re still minuscule by comparison to those folks in terms of what we or what are volumes are but we certainly see some nice growth and some nice opportunity to have that product lead in areas that are really sportswear driven operations. Our bottoms in the springtime have always been stronger in men’s from a strength in category basis and we’ve always had a great short business.

The tops while we may be equal or call it close to equal, tops to bottoms, a lot of that is as a result of our t-shirt business which, you know, that is why the color of the top is not really a driver to a way that a strong solid bottom business is. Does that answer your question?

Noelle Grainger—J. P. Morgan—Analyst

Yeah, but do you see the ROC pant as giving you the kind of position now to come back with or you know the creditability with retailers to come back with a broader bottoms offering that they’ll buy in or is it just kind of doing the color ways on the ROC pant and you know —?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well, we’re hopeful that we have developed and have in the line a few products that can carry — can have the kind of legs that the ROC pant does, but we’re not sure yet, but basically we have great acceptance of the ROC pant, it’s a solid business with our customers and they are now more willing to look at our viability as a bottoms vendor. Before when we had only shorts, we were more limited.

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Noelle Grainger—J. P. Morgan—Analyst

Okay. Alright. Thanks.

Operator

Your next question comes from Carolyn Jones of Goldman Sachs.

Carolyn Jones—Goldman Sachs—Analyst

Hi, this is Carolyn from Margaret Mager’s office. I had a couple of questions and I will try to make it quick so to keep the call shorter rather than longer. Our first question is on average price what’s on going with your average price and what do you expect for the fourth quarter and first quarter?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well, when you aggregate all of our products because the sportswear business is growing and footwear business is growing again in categories that are less weather sensitive we would probably be seeing a reduction in our average price per item.

Carolyn Jones—Goldman Sachs—Analyst

Okay do you have any sort of order of magnitude?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Not at this time, although it is a good trend that we have seen over many, many years, say for the last several years frankly as the sportswear business is growing and as deflation has continued to be impactful on all the products that we make. Again, we can say that to be something that plays into the Company’s strengths being a very highly automated company with capacity to distribute lots of products in a very rapid and automated way. It will serve the company well competitively as we compete with the smaller, less sophisticated vendors.

Carolyn Jones—Goldman Sachs—Analyst

Okay, on your speculative inventory, where is that planned for fourth quarter?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well we announced speculative inventory position on March 31 and we’ve been selling against that since then. So I don’t know where we are today, but it will be baked into the guidance we’ve given for fourth and first quarter.

Carolyn Jones—Goldman Sachs—Analyst

Okay. Alright, on your international distributors, are there any of those you would look to bring in house or form a joint venture to be more direct in any of those markets?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Not at this time. I suppose over time, as the EU expands, we may consider whether or not some of those markets might be opportune but we are going to take our position of just waiting until and making sure that we are focusing all of our time and effort on this huge opportunity in the existing European business before we took any took any more of those distributors.

Carolyn Jones—Goldman Sachs—Analyst

Okay and then the last question I had was on the shops built out, the in-store shops. Wondered if you could just put a bit more color on that, where you think you are in terms of how many of your stores in the U.S. have these shops, what sort of return or payback you get on the shops development, how much it costs and if any color you could add would be great thanks.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Okay, well in terms of the shops, there’s been a continued focus for the company in terms of installing these and as I mentioned earlier its been a very high demand for installation of these shops as retailers realize how important they are, I would say in terms of sort of where we are in penetration by doors we are still very early in the game.

We have a lot of opportunities to continue to expand those in the U.S. and internationally. So I would say we are early on and as it relates to the economics; it’s really tough for us to get to create an equation for pay back. We just know that when we see rates of sale at the 50% lift basis and we see the importance of how much more gross margin our retailers make when they use them it is just an overwhelming positive for use of marketing funds in that area.

Carolyn Jones—Goldman Sachs—Analyst

What sort of cost would it cost for one shop build out there?

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well we typically spend around $10,000 if we are going to install a full shop, and there are many customers who use what we call our brand enhancement systems, which are just point of purchase paper displays and ways to make the brand look more valuable at retail. Mountain Hardwear is using our fixturing systems and expertise to help expand their business as well in that area.

Carolyn Jones—Goldman Sachs—Analyst

Okay. Thank you very much.

Operator

Your next question comes from Virginia Genereux of Merrill Lynch.

Virginia Genereux—Merrill Lynch—Analyst

Just two follow-ups, if I may.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Sure.

Virginia Genereux—Merrill Lynch—Analyst

The first Bryan you — its interesting to hear you say you got some currency benefit on the gross margin, I know we’ve spoken before and you’ve said that typically you price your product for sale and you’re almost implicitly based on where you’re hedged. So we’ve been thinking that you had the translation benefit, but maybe less of this, the hedging benefit. Can you comment maybe a little bit about that was it a bit currencies were so strong sort of late that you saw the sort of 50 basis points, this current benefit and how shall we think about that going forward?

Bryan Timm - Columbia Sportswear Company—CFO

Right as you pointed out, we do see the translation benefit just on a year-over-year basis and then you also are correct with respect to the way that we look at hedging, which you try to lock up our down side risk as it relates to our gross margin, specifically the production which is in U.S. dollars in the foreign countries that we operate in. However, we’re not at any one time necessarily always a 100% hedged on that risk and therefore we have seen a slight upside there with respect to foreign currencies moving in our favor and not being fully a 100% hedged in fall 2003.

Virginia Genereux—Merrill Lynch—Analyst

Okay and -you’re 70% hedged, 60-70?

Bryan Timm—Columbia Sportswear Company—CFO

Well again, it’s probably even slightly north of that, as it relates to fall. At any one time we’re going to take the, you know what we feel the prudent and proper, you know, degree of risk and again try to lock up for the most part the downside. So, I would say we’re probably closer to that 75 plus hedged, but again, that varies.

Virginia Genereux—Merrill Lynch—Analyst

Okay, and then Tim, Europe grew strongly on a constant dollar basis this quarter, that’s nice to see and can you comment or is there, you know, with Germany seemingly stabilizing, that’s a big market for you guys. As you look out in Europe do you feel like, asked you this before, you’re kind getting more traction, more guys on the ground there, or anything happening sort of products specific or macro-economic specific that would help you try to kind continue to deliver 20% type growth in Europe constant dollar?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well, I think you mentioned Germany, Germany is still, you know, hopefully, at the bottom of the recession cycle, but certainly it’s not been strong and our biggest markets in Europe still are France number one, Germany is number two, but the U.K. now is growing rapidly and we also see great strength in Spain and some in the Scandinavian markets.

So, I think that just based on my view the landscape over there and the continued consolidation at retail and the affects of the high quality service, we are now able to provide with our Cambrai facility, I am just more convinced of the opportunity all the time. Yeah, I think we’ve said before, we think that business can be larger than the U.S. for many different reasons. There is still a tremendous amount of opportunity there. Germany should be our biggest market and we are continuing to focus our time and effort on making that very big.

Virginia Genereux—Merrill Lynch—Analyst

And too early to say you feel like there is a sea change that would sort of fairly accelerate but it sounds like all these things are kind of coming together?

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Yeah, I guess, we’ve talked about the leverage point. There are just many more choices today for a European retailer in terms of which brands to buy, but we see the trends that happened here, maybe not as rapidly, but overtime retailers are becoming bigger and needing to rely on larger vendors and it’s all about sourcing strength and infrastructure, so it would position us well for that continued growth.

Virginia Genereux—Merrill Lynch—Analyst

That’s great. Thank you.

Operator

Your next question comes from Michael Gamzon of Cobalt Capital.

Michael Gamson—Cobalt Capital—Analyst

Hi, good afternoon. The first quick question, if you could, I don’t know if you would do this, but quantify the impact FX had on your earnings? I know you talked a little bit about it on sales and sort of margins, but if can combine those effects or sort of an EPS number you can guide us to?

Bryan Timm—Columbia Sportswear Company—CFO

Yeah, I mean to be honest to be with you, we try to guidance best we can on the top line and I think I gave a little bit of color on the margin, but at this point I don’t want to go to that level of granularity.

Michael Gamson—Cobalt Capital—Analyst

Okay, no problem and then secondly I was just thinking about how as your business expands in the footwear and sort of sports — the general apparel business, I wonder if you’re needing to do anything different with your customers and retail partners? Are they expecting different levels of marketing support or anything like that for those categories versus what you’re traditionally seeing in outerwear?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well, certainly we want to make that the brand awareness continues to grow in all the markets that we do business and we would expect that our focus on differentiated advertising approach using Gert as the spokesperson for the company will continue to be the strategy regardless of the product category that we are working on.

But as we become more important to retailers and in multiple product categories, we are convinced that advertising for one product or another one category another will be beneficial to all the product categories that we offer. So, we are just going to continue to follow the same strategic path and hopefully just do more of it.

Michael Gamson—Cobalt Capital—Analyst

Great and what about in terms of any changes or pressure on giving mark down money or is it like that or typically something that you guys have not done.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Right. While we continue to be asked and the answers continued to be the same so we would expect that we would have to rely on excellent selling of our products in order to continue to be able to maintain that kind of stance with our retailers.

Michael Gamson—Cobalt Capital—Analyst

Terrific and one last one, if you think about I guess for U.S. question we talked a little about Europe, but in terms of your roll out of footwear and other categories besides outerwear where do you think you are in terms of distribution versus where you think you can get to and I think it’s you want this kind of number of stores whether it’s additional department stores or additional sporting good stores. And two, the other way to look at it is just expanding your breath within the existing customers you have.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well, certainly as it relates to footwear we are, you know, by some measures 1-2% market share player, so that’s the opportunity in the U.S and globally is enormous. We are just in our infancy there. And as it relates to sportswear, we are growing, but the size of the sportswear business just in the U.S we estimate is in the neighborhood of $35b.

So we are probably frankly close to where we want to be today with retailers. There’s a few target, folks that we’d like to do more business with and to open, but it’s really going to be a penetration story for us —

Michael Gamson—Cobalt Capital—Analyst

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FINAL TRANSCRIPT

COLM—Q3 2003 Columbia Sportswear Earnings Conference Call

Is that footwear as well or are you talking about sports wear?

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

It applies to both really.

Michael Gamson—Cobalt Capital—Analyst

Okay, great. Do you think you are in sort of the names you want to be in and now its just really merchandising those names and getting better assortment and better pricings.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Maximizing our opportunities in those stores, yes.

Michael Gamson—Cobalt Capital—Analyst

Great. Thank you.

Operator

At this time, there are no further questions.

Timothy Boyle—Columbia Sportswear Company—President, CEO and Director

Well thank you very much for listening in and we look forward to talking at our next conference call.

Operator

This concludes today’s conference call you may now disconnect.

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